Investor/Media Contacts

Thomas W. Schneider – President, CEO

James A. Dowd – Executive Vice President, COO, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Third Quarter 2018 Net Income

Improves 8.6% to $985,000

Year-To-Date Net Income of $2.9 Million Up 11.7% from 2017

Continued Solid Loan and Deposit Growth and Consistent Asset Quality Metrics

Continue to Drive Improved Year-Over-Year Performance

Oswego, N.Y. — October 26, 2018, — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced third quarter 2018 net income available to common shareholders of $985,000, compared to $907,000 for the third quarter of 2017. Earnings per diluted share was $0.23 for the third quarter of 2018, up from $0.22 for the third quarter of 2017. Third quarter 2018 revenue (net interest income and total noninterest income) of $7.3 million increased $352,000, or 5.0%, compared to $7.0 million for the third quarter of 2017. Nine month net income available to common shareholders was $2.9 million, an increase of $307,000, or 11.7% from $2.6 million in the first nine months of 2017. Diluted earnings per share for the nine month period of 2018 was $0.69, an increase of $0.06, or 9.5%, compared to $0.63 per diluted share for the comparable period in 2017.

2018 Third Quarter and Nine Month Performance Highlights

•	Total loans of $620.9 million at September 30, 2018, were up $54.4 million, or 9.6%, compared to $566.5 million on September 30, 2017
•	Total deposits of $756.2 million at September 30, 2018, grew by 5.6%, or $39.8 million, compared with $716.4 million on September 30, 2017
•

Asset quality metrics remained stable and continued to be strong, with the annualized ratio of net loan charge-offs to average loans at 0.12% for the nine months ended September 30, 2018, compared to 0.16% for the year ended December 31, 2017

•	The ratio of nonperforming loans to total loans improved to 0.75% at September 30, 2018, compared to 0.84% for the year ended December 31, 2017
•	Total revenue for the first nine months of 2018 was $22.1 million, an increase of $2.1 million or 10.3%, compared to $20.0 million for the same period in 2017
•	Year-to-date net interest income of $19.3 million increased $2.2 million, or 12.7%, from $17.1 million for the same nine month period in 2017
•	Third quarter 2018 net interest income improved to $6.4 million, up $393,000 or 6.5% from $6.0 million for the same quarter in the prior year

“Driven by year-over-year loan growth of nearly 10%, and the resulting increase in interest and dividend income, Pathfinder Bank recorded another solid performance for the third quarter and for the first nine months of 2018,” said Thomas W. Schneider, President and Chief Executive Officer. “Interest and dividend income for the third quarter of 2018 grew by more than 17% reflecting average earning asset growth of $73.5 million compared to the third quarter of 2017. The Bank’s asset quality remained strong at quarter end with annualized net charge-offs of just 0.12% and nonperforming loans at 0.75% of total loans. For the first nine months of 2018, our net interest income improved by $2.2 million, or more than 12%, and total revenue grew by 10.3% to more than $22 million. We continue to successfully attract deposits from a range of sources, however increased competition within our markets has resulted in aggressive pricing among a number of competitors and continued margin compression. The growth in our noninterest expense reflects recent investments made to expand our Central New York service area by opening a limited purpose banking office in Utica, New York, as well as the new full-service location in Clay, New York. The new Clay branch, which we expect to open during November 2018, demonstrates our increasing commitment to a more significant presence in Onondaga County. Our ongoing focus on a stronger competitive presence in the Onondaga County market resulted in a more than 19% increase in deposits within the county for the 12-month period ended on June 30, 2018, which is the date of the most recently-available FDIC data. We continue to be pleased with the Bank’s steady performance as we approach the $1 billion asset threshold. Our consistent approach to serving our expanding market area has enabled Pathfinder Bank to grow total assets by more than 80% since the end of 2013. We remain positioned to sustain our positive growth trajectory in the Central New York region and to continue to build value for our shareholders.”

Income Statement

Third quarter 2018 net interest income increased $393,000, or 6.5%, to $6.4 million compared to $6.0 million for the third quarter of 2017.  The improvement over third quarter 2017 was due primarily to the $1.3 million, or 17.2%, increase in interest income which resulted from a $55.6 million increase in average loans combined with a 19 basis point increase in the yield earned on these loans. The increase in interest income was also a result of an $18.6 million increase in taxable investment securities coupled with a 57 basis point increase in the interest rate, compared to the prior year quarter. The increase in interest income was partially offset by higher interest expense, which increased $904,000 to $2.4 million, compared to $1.5 million for the same period in 2017.  The increase was primarily a result of a $60.8 million increase in the average balance of, and a 61 basis point increase in the rate paid on, time deposits.  In addition, there was an $11.1 million increase in the average balance of MMDA deposits and a 42 basis point increase in the interest rate paid on those deposits.

Net interest income for the first nine months of 2018 increased $2.2 million, or 12.7%, to $19.3 million compared to $17.1 million for the comparable period in 2017. Interest and dividend income for the nine months ended September 30, 2018, was $25.6 million, an increase of $4.1 million, or 18.9%, compared to $21.5 million for the same period in 2017. The increase was primarily a result of average loan growth of $70.1 million, or 13.1%, compared to the prior year period. Interest expense of $6.3 million for the first nine months of 2018 increased by $1.9 million, or 43.0%, compared to $4.4 million from the prior year period.  The increase was primarily a result of a $49.9 million increase in the average balance of, and a 50 basis point increase in the rate paid on, time deposits.  In addition, there was a $20.6 million increase in the average balance of MMDA deposits and a 37 basis point increase in the interest rate paid on those deposits.

The net interest margin for the third quarter of 2018 was 3.01%, a reduction of nine basis points compared to 3.10% for the third quarter of 2017. The decrease in the net interest margin for the third quarter of 2018 was primarily due to a 42 basis point increase in the interest rates paid on interest-bearing liabilities. Average interest-earning assets increased by $73.5 million compared to the prior year quarter, driven primarily by a $55.6 million increase in loans coupled with a 19 basis point increase in the yield earned on those loans. Interest-bearing liabilities increased by $58.5 million, primarily due to an increase in the average time and MMDA deposits. The net interest margin for the nine months ended September 30, 2018 was 3.03%, an increase of three basis points compared to 3.00% for the prior year period. The increase in the net interest margin for the first nine months of 2018, as compared to the same none-month period in 2017, was primarily a result of the $70.1 million increase in the average loan balance, along with a 59 basis point increase in the yield earned on taxable investment securities.

The provision for loan losses for the third quarter of 2018 was $291,000, a decrease of $129,000 from $420,000 for the prior year quarter. The provision for the three month period is reflective of favorable changes to both the quantitative and environmental factors deemed to be appropriate for the Bank’s loan portfolio, as well as ongoing stable asset quality metrics, partially offset by an increase in the provision for loan losses recorded due to the increase in the loan portfolio’s aggregate size. The provision for the nine months of 2018 and 2017 was $1.2 million, and is also reflective of the changes in the quantitative and environmental factors, as well as stable asset quality metrics.

Third quarter 2018 noninterest income of $940,000 decreased $41,000 compared to $981,000 for the prior year third quarter. The decrease in current year noninterest income was due primarily to a $168,000 decrease in net gains on sales and redemptions of investment securities, partially offset by a $62,000 increase in other charges, commissions and fees. Noninterest income was $2.9 million for the nine months ended September 30, 2018, a decrease of $109,000 from the prior year period. The decrease in the year-to-date noninterest income was also a result of lower net gains on sales and redemptions of investment securities, which was partially offset by increased other charges, commissions and fees, and increased earnings and gains on bank owned life insurance.

Total noninterest expense for the third quarter of 2018 was $5.9 million, an increase of $659,000, or 12.5%, in comparison to $5.3 million for the prior year quarter. The higher noninterest expense was principally driven by an increase of $357,000 in salary and employee benefit expenditures reflecting increased staffing levels within the loan origination, customer service and risk management functions, as well as an increase in professional and other services of $114,000 compared to the prior year quarter.

Noninterest expense for the nine month period of 2018 was $17.5 million compared with $15.2 million for the prior year period. The increase was due primarily to increased salary and benefit expenses, which increased by $1.2 million, and an increase in professional and other services costs of $440,000.

Balance Sheet

Total assets at September 30, 2018 were $921.6 million, an increase of $40.4 million, or 4.6%, from December 31, 2017. This increase was primarily the result of continued loan growth. Total loans grew $40.0 million from December 31, 2017, primarily reflecting activity in the residential and commercial real estate portfolios.

Total deposits at September 30, 2018 were $756.2 million, an increase of $32.6 million, or 4.5%, from $723.6 million at December 31, 2017. The increase was driven by an increase in brokered deposits of $8.9 million and an aggregate increase in retail deposits of $35.6 million. These increases were partially offset by declines in non-brokered business deposits and municipal deposits of $11.9 million in aggregate.

Total assets at September 30, 2018 were $921.6 million, an increase of $47.0 million, or 5.4%, from $874.6 million on September 30, 2017. This increase was primarily a result of continued loan growth. Total loans grew $54.4 million from the prior year third quarter, reflecting strong activity in the residential and commercial real estate portfolios, as well as increased commercial and industrial loan originations.

Total deposits at September 30, 2018 were $756.2 million, an increase of $39.8 million, or 5.6%, from $716.4 million on September 30, 2017. The increase was driven by municipal inflows related to seasonal tax collections, increased inflows from commercial banking relationships and continued growth in core demand deposits. Noninterest-bearing deposits were $93.9 million at quarter end, an increase of $9.1 million, or 10.7% from September 30, 2017.

Shareholders’ equity was $63.3 million on September 30, 2018, compared with $61.8 million on December 31, 2017 and $61.9 million on September 30, 2017, primarily reflecting increases in retained earnings and additional paid in capital, partially offset by increases in accumulated other comprehensive loss on the Bank’s available-for-sale investment securities portfolios.

Asset Quality

The Bank’s asset quality metrics remained stable in comparison to recent reporting periods and continued to compare positively to broad industry and peer group averages. The annualized net loan charge-offs to average loans ratio of 0.12% for third quarter 2018 was down nine basis points from 0.21% for third quarter 2017, and down two basis points from 0.14% for the second quarter of 2018. Nonperforming loans to total loans were 0.75% at September 30, 2018, down 11 basis points compared to 0.86% at the end of third quarter 2017. The allowance for loan losses to non-performing loans was 167.72% at the end of the third quarter 2018, compared with 136.83% at September 30, 2017. The Bank’s continued strong asset quality metrics are reflective of its economically stable service area, along with the Bank’s robust loan servicing and collection capabilities and consistent underwriting procedures.

Cash Dividend Declared

On September 28, 2018, the Company announced that its Board of Directors had declared a cash dividend of $0.06 per common share, payable to shareholders of record as of October 19, 2018 on November 9, 2018. Based on the closing price of the Company’s common stock of $14.90 on October 25, 2018, the implied dividend yield is 1.6%. The quarterly cash dividend of $0.06 equates to a dividend payout ratio of 26.1% per diluted share.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At September 30, 2018, there were 4,358,328 shares of common stock issued and outstanding. The Company's common stock trades on the NASDAQ market under the symbol "PBHC." At September 30, 2018, the Company and subsidiaries had total consolidated assets of $921.6 million, total deposits of $756.2 million and shareholders' equity of $63.6 million.

Forward-Looking Statement

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Condensed Income Statement
Interest and dividend income	$8,830	$7,533	$25,555	$21,487
Interest expense	2,434	1,530	6,299	4,406
Net interest income	6,396	6,003	19,256	17,081
Provision for loan losses	291	420	1,201	1,232
	6,105	5,583	18,055	15,849
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	992	871	2,998	2,697
Net (losses) gains on sales of securities, loans and foreclosed real estate	(52)	110	(165)	271
Gains on equity securities	-	-	26	-
Noninterest expense	5,912	5,253	17,498	15,237
Income before income taxes	1,133	1,311	3,416	3,580
Provision for income taxes	157	386	505	869

Net Income	$976	$925	$2,911	$2,711
Net (loss) income attributable to noncontrolling interest	$(9)	$18	$(23)	$84
Net income attributable to Pathfinder Bancorp, Inc.	$985	$907	$2,934	$2,627

	For the Periods Ended
	(Unaudited)
	September 30,	December 31,	September 30,
	2018	2017	2017
Selected Balance Sheet Data
Assets	$921,615	$881,257	$874,604
Earning assets	866,003	834,303	828,422
Total loans	620,859	580,831	566,496
Deposits	756,204	723,603	716,427
Borrowed funds	79,636	73,888	74,796
Allowance for loan losses	7,804	7,126	6,628
Subordinated loans	15,085	15,059	15,051
Pathfinder Bancorp, Inc. Shareholders' equity	63,320	61,811	61,904

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.12%	0.16%	0.21%
Allowance for loan losses to period end loans	1.26%	1.23%	1.17%
Allowance for loan losses to nonperforming loans	167.72%	145.61%	136.83%
Nonperforming loans to period end loans	0.75%	0.84%	0.86%
Nonperforming assets to total assets	0.53%	0.61%	0.63%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands except share and per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2018	2017	2018	2017
Key Earnings Ratios
Return on average assets	0.44%	0.44%	0.44%	0.44%
Return on average equity	6.15%	5.81%	6.17%	5.75%
Net interest margin	3.01%	3.10%	3.03%	3.00%

Share and Per Share Data
Basic weighted average shares outstanding*	4,194,839	4,090,492	4,157,221	4,072,139
Basic earnings per share*	$0.23	$0.22	$0.71	$0.65
Diluted weighted average shares outstanding*	4,278,345	4,198,429	4,256,921	4,178,338
Diluted earnings per share*	$0.23	$0.22	$0.69	$0.63
Cash dividends per share	$0.06	$0.0550	$0.18	$0.1575
Book value per common share at September 30, 2018 and 2017			14.53	14.46
Tangible book value per common share at September 30, 2018 and 2017			13.45	13.36

* Basic and diluted earnings per share are calculated based upon net income available to common shareholders.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.